FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

         AGREEMENT made as of May 4, 2007, by and between First Trust Exchange-Traded Alphadex(TM) Fund (the "Trust"), and The Bank of New York, a New York banking corporation ("BNY").


                                   WITNESSETH:

         WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Trust, so authorized, intends that this Agreement be applicable to each of its series as set forth on Exhibit A (each such series together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 12 herein, being referred to as a "Fund" and collectively as the "Funds"); and

         WHEREAS, the Trust desires to retain BNY to provide for the Funds the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

          1. Appointment. The Trust hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

          2. Representations and Warranties. The Trust hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

                   (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

                   (b) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms;

                   (c) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Declaration of Trust or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement; and

                   (d) To the extent the performance of any services described in Schedule II attached hereto by BNY in accordance with the then effective Prospectus (as hereinafter defined) for any Fund would violate any applicable laws or regulations, the Trust shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY, instruct BNY in writing to value securities and/or compute net asset value or other computations in a manner the Trust specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Trust that the same is consistent with all applicable laws and regulations and with its Prospectus.

          3. DELIVERY OF DOCUMENTS. (a) The Trust will promptly deliver to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

                   (i) The Trust's Declaration of Trust or other organizational document and all amendments thereto (the "Trust Agreement");

                  (ii) The Trust's bylaws (the "Bylaws");

                 (iii) Resolutions of the Trust's Board of Trustees authorizing the execution, delivery and performance of this Agreement by the Trust;

                  (iv) The registration statement most recently filed with the Securities and Exchange Commission (the "SEC") relating to the shares of each Fund (each, a "Registration Statement");

                   (v) The Trust's Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

                  (vi) The Prospectus and Statement of Additional Information pertaining to each Fund (collectively, the "Prospectus").

         (b) The copy of the Trust Agreement shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Trust Agreement is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNY. Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the Trust.

         (c) It shall be the sole responsibility of the Trust to deliver to BNY the currently effective Prospectus for each Fund and BNY shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNY.

          4. Duties and Obligations of BNY. (a) Subject to the direction and control of the Trust's Trustees and the provisions of this Agreement, BNY shall provide to the Trust (i) the administrative services set forth on Schedule I attached hereto and (ii) the valuation and computation services listed on
Schedule II attached hereto.

         (b) In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

         (c) BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Trust, distribution of shares of any Fund, maintenance of the Trust's financial records, except to the extent specifically set forth herein or other services normally performed by the Trusts' respective counsel or independent auditors.

         (d) Upon receipt of the Trust's prior written consent (which shall not be unreasonably withheld), BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, no Trust consent shall be required for any such delegation to any other subsidiary of The Bank of New York Company, Inc. BNY shall not be liable to the Trust or any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent unaffiliated with BNY and utilized hereunder so long as BNY acts in good faith and without negligence or willful misconduct in the selection of such delegee or agent, provided, however, that BNY shall use commercially reasonable efforts to pursue any rights or remedies in respect of such loss or damage which BNY may have against any such unaffiliated delegee or agent in the event of its default; any recovery shall be for the account of the Trust and applicable Fund, and BNY shall be reimbursed by the Trust on behalf of the applicable Fund for any cost incurred in pursuing the same.

         (e) The Trust shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any) and transfer agent to cooperate with BNY and to provide BNY, upon request, with such information or documents relating to the Trust as is within the possession or knowledge of such persons, in order to enable BNY to perform its duties hereunder. In connection with its duties hereunder, BNY shall be entitled to rely, and shall be held harmless by the Trust when acting in reliance, upon the instructions, advice or any documents provided to BNY from (i) a person reasonably believed by BNY to have been identified by the Trust as authorized to give advice on behalf of the Trust or its advisors (each an "Authorized Person"), (ii) Trust counsel, (iii) the Trust's independent accountants, (iv) the Trust's adviser and (v) the Trust's distributor. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust to cause any information, documents or advice from legal counsel or independent accountants to be provided to BNY as provided herein. All fees or costs charged by such persons shall be borne by the Trust.

         (f) Nothing in this Agreement shall limit or restrict BNY, any affiliate of BNY or any officer or employee thereof from acting for the Trust or any Fund in other capacities or acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder. The Trust acknowledges that in performing services under this Agreement, BNY may be required to review or calculate amounts due BNY or its affiliates from the Trust and its respective Funds, and agrees that such conflicting interests shall not prevent BNY from so acting.

         (g) The Trust shall furnish BNY with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of liabilities and expenses for each Fund. BNY shall not be required to include as liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Trust shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Trust shall also furnish BNY with bid, offer, or market values of the portfolio securities ("Securities") of any Fund if BNY notifies the Trust that same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Trust also may furnish BNY with bid, offer, or market values of Securities and instruct BNY to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Trust.

         (h) BNY may apply to an officer of the Trust for written instructions with respect to any matter arising in connection with BNY's performance hereunder for the Trust, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received written instructions in response to such application specifying the action to be taken or omitted.

         (i) If BNY shall be in doubt as to any question of law pertaining to any action it should or should not take, BNY may, with prior notice to the Trust, request advice from outside counsel of its own choosing (who may be counsel for the Trust, the Trust's investment adviser or BNY, at the option of
BNY), provided, however, that the Trust may request BNY to obtain and consider advice of counsel for the Trust or its investment advisor before engaging counsel of its own choosing. Expense of counsel to the Trust or its investment advisor shall be borne by the Trust on behalf of the applicable Fund; expense of other counsel shall be borne by BNY.

         (j) Notwithstanding any other provision contained in this Agreement or
Schedule I or II attached hereto, BNY shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Trust of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, any Fund (ii) the taxable nature or effect on any Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by any Fund to its shareholders, or (iv) the effect under any federal, state, or foreign income tax laws of any Fund making or not making any distribution or dividend payment, or any election with respect thereto.

         (k) BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II attached hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

         (l) BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by any Authorized Person on behalf of the Trust and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of the liabilities and expenses of any Fund; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of the shares of any Fund effected by or on behalf of the Trust. In the event BNY's computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by the Trust or any third party described in this paragraph (l) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

         (m) BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to any Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Trust.

         (n) BNY shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services. Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement.

          5. ALLOCATION OF EXPENSES. Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Trust, including but not limited to, organizational costs and costs of maintaining the existence of the Trust and the various Funds, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Trust's Trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of the shares of any Fund, fees and expenses incident to the registration or qualification under federal or state securities laws of the Trust, any Fund or the shares of any Fund, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to the shareholders of any Fund, all expenses incidental to holding meetings of the Trust's Trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Trust or any Fund and legal obligations relating thereto for which the Trust may have to indemnify its Trustees, directors and officers.

          6. STANDARD OF CARE; INDEMNIFICATION. (a) Except as otherwise provided herein, BNY shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) incurred by the Trust or any Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY's own negligence or willful misconduct. In no event shall BNY be liable to the Trust, any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action, but BNY shall be liable to the Trust and the applicable Fund for direct money damages caused by BNY's own negligence or willful misconduct. BNY shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Trust, or for delays caused by circumstances beyond BNY's control, unless such loss, damage or expense arises out of the negligence or willful misconduct of BNY.

         (b) The Trust on behalf of the applicable Fund shall indemnify and hold harmless BNY from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Trust), and reasonable attorneys' and accountants' fees relating thereto, which are sustained or incurred or which may be asserted against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same, (ii) the Registration

Statement or Prospectus of any Fund, (iii) any instructions of an Authorized Person, or (iv) any opinion of legal counsel for the Trust or BNY, or arising out of transactions or other activities of the Trust which occurred prior to the commencement of this Agreement; provided, that neither the Trust nor any applicable Fund shall indemnify BNY for costs, expenses, damages, liabilities or claims for which BNY is liable under preceding 6(a). This indemnity shall be a continuing obligation of the Trust on behalf of the applicable Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Trust on behalf of the applicable Fund shall indemnify BNY against and save BNY harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

                   (i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described above in 4(e) or 4(h) above;

                  (ii) Action or inaction taken or omitted to be taken by BNY pursuant to written or oral instructions of the Trust or otherwise without negligence or willful misconduct;

                 (iii) Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for the Trust or its own outside counsel;

                  (iv) Any improper use by the Trust or its agents, distributor or investment advisor of any valuations or computations supplied by BNY pursuant to this Agreement;

                   (v) The method of valuation of the securities and the method of computing each Fund's net asset value; or

                  (vi) Any valuations of securities or net asset value provided by the Trust.

         (c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by BNY to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for the Trust or its own outside counsel, shall be conclusively presumed to have been taken or omitted in good faith.

          7. RECORD RETENTION AND CONFIDENTIALITY. (a) BNY shall keep and maintain on behalf of the Trust all books and records which the Trust and BNY are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including, without limitation, Rules 31a-1 and 31a-2 under the 1940 Act. BNY further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, by the investment adviser to the Trust, or by the SEC at reasonable times.

         (b) Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (1) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or BNY and their respective subsidiaries and affiliated companies; (2) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or BNY a competitive advantage over its competitors; (3) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (4) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (a) it is necessary for BNY to release such information in connection with the provision of services under this Agreement; (b) it is already known to the receiving party at the time it is obtained; (c) it is or becomes publicly known or available through no wrongful act of the receiving party; (d) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (e) it is released by the protected party to a third party without restriction; (f) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (g) it is relevant to the defense of any claim or cause of action asserted against the receiving party; (h) it has been or is independently developed or obtained by the receiving party; or (i) it is necessary for BNY to release such information to BNY's internal or external accountants or legal counsel who are subject to a duty of confidentiality. BNY acknowledges and agrees that in connection with its services under this Agreement it receives non-public confidential portfolio holdings information ("Portfolio Information") with respect to the Trust. BNY agrees that, subject to the foregoing provisions of and the exceptions set forth in this Section 7(b) (other than the exception set forth above in this Section 7(b) as sub-item (1), which exception set forth in sub-item (1) shall not be applicable to the Trust's Portfolio Information), BNY will keep confidential the Trust's Portfolio Information and will not disclose the Trust's Portfolio Information other than pursuant to a written instruction from the Trust; provided that without the need for such a written instruction and notwithstanding any other provision of this Section 7(b) to the contrary, the Trust's Portfolio Information may be disclosed to third party pricing services which are engaged by BNY in connection with the provision of services under this Agreement and which shall be subject to a duty of confidentiality with respect to such Portfolio Information.

          8. REGULATION S-P. BNY agrees to make reasonable efforts to adhere to the Trust's policy regarding the use of shareholder and potential shareholder information as required by Regulation S-P. BNY shall be free to share information regarding shareholders and potential shareholders of the Funds of the Trust, on an as needed basis in order to fulfill its role as administrator, with other authorized agents of the Trust including service providers and brokers. BNY shall also be free to provide such information to its internal and external auditors, counsel and accountants, its regulators and examiners, and to any other person when advised by its counsel that it could be liable for failure to provide such information.

          9. COMPENSATION. For the services provided hereunder, the Trust agrees to pay BNY such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. The Trust authorizes BNY to debit the custody account of the applicable Fund for all amounts due and payable by such Fund or the Trust in respect of such Fund in connection with any and all obligations of the Trust in respect of such Fund to BNY under this Agreement. BNY shall deliver to the Trust invoices for services rendered after debiting the applicable custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, the Trust's net asset value shall be computed at the times and in the manner specified in the Prospectus of the respective Fund.

         10. TERM OF AGREEMENT. (a) This Agreement shall continue until terminated by either BNY giving to the Trust, or the Trust giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, the Trust shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder.

         (b) Notwithstanding the foregoing, BNY may terminate this Agreement upon 30 days prior written notice to the Trust if the Trust shall terminate its custody agreement with The Bank of New York, or fail to perform its obligations hereunder in a material respect.

         11. Authorized Persons. Attached hereto as Exhibit B is a list of persons duly authorized by the Trustees of the Trust to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of the Trust. From time to time the Trust may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.

         12. AMENDMENT. This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Trust, and authorized or approved by the Trust's Trustees. Notwithstanding the foregoing, in the event that the Trust establishes one or more series of shares in addition to the Funds listed on Exhibit A attached hereto with respect to which it desires to have BNY render services under the terms hereof and if BNY wishes to provide such services, the parties will execute a revised Exhibit A adding such additional series. Upon execution of such revised Exhibit A, the series so added shall become a Fund hereunder.

         13. ASSIGNMENT. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of BNY, or by BNY without the written consent of the Trust accompanied by the authorization or approval of the Trust's Trustees.

         14. GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Trust hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Trust may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Trust irrevocably agrees not to claim, and it hereby waives, such immunity.

         15. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

         16. NO WAIVER. Each and every right granted to BNY hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY of any right preclude any other or future exercise thereof or the exercise of any other right.

         17. LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS. (a) It is expressly acknowledged and agreed that the obligations of the Trust (and Funds thereof) hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust (and Funds thereof), personally, but shall bind only the trust property of the Trust and the applicable Fund, as provided in the Trust's Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust and the applicable Fund, as provided in the Trust's Declaration of Trust.

         (b) This Agreement is an agreement entered into between BNY and the Trust with respect to each Fund. With respect to any obligation of the Trust on behalf of any Fund arising out of this Agreement, BNY shall look for payment of such obligation solely to the assets of the Fund to which such obligation relates with the same effect as if BNY had separately contracted with the Trust by separate written instrument with respect to each Fund.

        (c) As used herein, the "applicable Fund" shall be each Fund in respect of which any amount due BNY arises, and if any amount due BNY arises in respect of more than one Fund, the same shall be allocated by BNY among such Funds in accordance with Section 17(b) hereof. Any amounts due BNY which may not be allocated in accordance with the preceding sentence shall constitute General Liabilities as defined in the Trust's Declaration of Trust and allocated by the Trust and paid in accordance with the provisions thereof.

           18. NOTICES. Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing in English and shall be deemed to have been sufficiently given when received by the intended party, if delivered personally at the address set forth below for the intended party during normal business hours at such address, if sent by facsimile transmission to the respective facsimile transmission numbers of the parties set forth below, or if sent by recognized overnight courier service or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Trust:  First Trust Exchange-Traded Alphadex(TM) Fund
                           1001 Warrenville Road, Suite 300
                           Lisle, Illinois  60532
                           Attention:  General Counsel
                           Facsimile:  630-241-8650
                           Confirm:  630-241-8798

         If to BNY:        The Bank of New York
                           101 Barclay Street, 20W
                           New York, New York  10286
                           Attention:  Rosalia Koopman
                           Facsimile:  212-815-2948
                           Confirm:  212-815-4647

Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other parties hereto given in accordance with this Section.

         19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

                            FIRST TRUST EXCHANGE-TRADED ALPHADEX (TM) FUND



                            By /s/ James A. Bowen
                               -------------------------------------
                               Title: President



                            THE BANK OF NEW YORK



                            By /s/ Edward G. McGann
                               -------------------------------------
                               Title: Managing Director

                                    EXHIBIT A


First Trust Consumer Discretionary AlphaDEX(TM) Fund

First Trust Consumer Staples AlphaDEX(TM) Fund

First Trust Energy AlphaDEX(TM) Fund

First Trust Financials AlphaDEX(TM) Fund

First Trust Health Care AlphaDEX(TM) Fund

First Trust Industrials/Producer Durables AlphaDEX(TM) Fund

First Trust Materials AlphaDEX(TM) Fund

First Trust Technology AlphaDEX(TM) Fund

First Trust Utilities AlphaDEX(TM) Fund

First Trust Large Cap Core AlphaDEX(TM) Fund

First Trust Mid Cap Core AlphaDEX(TM) Fund

First Trust Small Cap Core AlphaDEX(TM) Fund

First Trust Large Cap Growth Opportunities AlphaDEX(TM) Fund

First Trust Large Cap Value Opportunities AlphaDEX(TM) Fund

First Trust Multi Cap Growth AlphaDEX(TM) Fund

First Trust Multi Cap Value AlphaDEX(TM) Fund

                                    EXHIBIT B

         I, W. Scott Jardine, General Counsel of First Trust Advisors L.P. and Secretary of FIRST TRUST EXCHANGE-TRADED ALPHADEX(TM) FUND, a
Massachusetts business trust (the "Trust"), do hereby certify that:

         The following individuals serve in the following positions with the First Trust Advisors L.P., and each has been duly authorized by the Board of Trustees of the Trust to give written or oral instructions or written or oral specifications by or on behalf of the Trust to BNY and the signatures set forth opposite their respective names are their true and correct signatures.

        NAME                    POSITION                       SIGNATURE

                       MANAGING DIRECTOR AND CHIEF
    MARK BRADLEY            FINANCIAL OFFICER          ________________________

 KELLEY CHRISTENSEN     ASSISTANT VICE PRESIDENT       ________________________

     JIM DYKAS               VICE PRESIDENT            ________________________

   SCOTT JARDINE             GENERAL COUNSEL           ________________________

    DAN LINQUIST          SENIOR VICE PRESIDENT        ________________________

    KRISTI MAHER         DEPUTY GENERAL COUNSEL        ________________________

   BOB PORCELLINO         SENIOR VICE PRESIDENT        ________________________

    ROGER TESTIN          SENIOR VICE PRESIDENT        ________________________

    STAN UELAND              VICE PRESIDENT            ________________________

    MIKE ZINSKY                 ASSOCIATE              ________________________

   ERIC ANDERSON                ASSOCIATE              ________________________

     SCOTT HALL             MANAGING DIRECTOR          ________________________

                                   SCHEDULE I


                             ADMINISTRATIVE SERVICES

          1. Oversee the maintenance by the Trust's custodian of certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act.

          2. Establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices.

          3. Prepare for review and approval by the treasurer for the Trust, its counsel and its independent accountants financial information for the semi-annual and annual reports of the Funds of the Trust, proxy statements and other communications required or otherwise to be sent to the shareholders of a Fund or the Securities and Exchange Commission ("SEC") and arrange for the printing and dissemination of such reports and communications to record and beneficial shareholders through The Depository Trust Company.

          4. Prepare federal, state and local income tax returns for each Fund and file such returns upon the approval of the Trust's independent accountants; monitor and report on Sub-Chapter M qualifications; prepare and file all Form 1099s with respect to the Trust's directors or trustees; monitor compliance with
Section 4982 of the Internal Revenue Code; calculate and maintain records pertaining to original issue discount and premium amortization as required; perform ongoing wash sales review (i.e., purchases and sales of investments of a Fund within 30 days of each other). Prepare and maintain tax lot schedules for each security purchased for each Fund.

          5. Prepare and, subject to approval of the Trust's treasurer, disseminate to the Trust's board quarterly unaudited financial statements and schedules of investments of each Fund and make presentations to the board, as appropriate.

          6. Prepare for review and approval by the treasurer and chief executive officer of the Trust, its counsel and its independent accountants the Trust's periodic financial reports for its respective Funds required to be filed with the SEC on Form N-SAR, Form N-Q, Form N-CSR and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon.

          7. Prepare recommendations as to each Fund's income and capital gains available for distribution; calculate such distributions for each Fund in accordance with applicable regulations and the distribution for each Fund in accordance with applicable regulations and the distribution policies set forth in the Fund's registration statement, and assist Trust management in making final determination of distribution amounts.

          8. Oversee and review calculation of fees paid to the Trust's investment adviser, custodian and transfer agent.

          9. Respond to, or refer to the Trust's officers or the distributor or the transfer agent, shareholder inquiries relating to the Trust.

         10. Provide testing of portfolios on a weekly basis, to assist the Trust's investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and a Fund's Prospectus and Statement of Additional Information limitations as may be mutually agreed upon.

         11. Review and provide assistance on shareholder communications.

         12. Prepare for review and approval by the treasurer of the Trust, its counsel and its independent accountants and file annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of "President's letters" to shareholders and "Management's Discussion of Fund Performance" (which shall also be subject to review by the Trust's legal counsel).

         13. Organize, attend and prepare minutes of shareholder meetings.

         14. Counsel and assist the Trust in the handling of routine regulatory examinations and work closely with the Trust's legal counsel in response to any non-routine regulatory matters.

         15. Prepare for review and approval by the treasurer for the Trust, its counsel and its independent accountants and file with the SEC amendments to the registration statement for a Fund, including updating a Fund's Prospectus and Statement of Additional Information, where applicable.

         16. Prepare for review and approval by the treasurer for the Trust, its counsel and its independent accountants and file with the SEC proxy statements and proxy cards; provide consultation on proxy solicitation matters.

         17. Prepare agenda and board materials for board meetings, make presentations where appropriate, prepare minutes and follow-up on matters raised at board meetings and maintain minute books.

         18. Prepare and file with the SEC Rule 24f-2 notices.

         19. Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

         20. Blue Sky Services

          o Subject to approval of the Trust's board of trustees and its legal counsel, perform initial registration for each Fund in such states as the Trust shall identify to the Administrator.

          o Subject to approval of the Trust's board of trustees and its legal counsel, perform renewal registration for each Fund in such states as the Trust shall identify to BNY.

          o Receive nightly downloads of sales data from transfer agents. o Update state/territory sales information for each Fund. o Create and maintain state/territory sales information worksheets for each Fund.

          o Monitor changes in Blue Sky laws and procedures for all registered states/territories.

          o Subject to approval of the Trust's legal counsel, update filing requirements for all law and procedural changes. o Communicate directly with regulatory authorities in states/territories as needed. o Periodically attend Investment Company Institute (ICI) State Liaison Committee meetings.

         21. Prepare and execute periodic certifications and sub-certifications, in a form agreed to by the Trust and BNY, with respect to Form N-Qs, Form N-CSRs, compliance policies and procedures under Rule 38a-1 of the Investment Company Act of 1940, as amended ("Rule 38a-1"), and such other matters that may be reasonably requested by the Trust or the Trust's Chief Compliance Officer from time to time.

         22. Periodically provide a written assessment of BNY's Rule 38a-1 compliance program to the Trust in conformity with current industry standards that is reasonably acceptable to the Trust.

         23. As appropriate, compute yields, total returns, expense ratios, portfolio turnover rate and, if requested, portfolio average dollar-weighted maturity.

                                SCHEDULE II


                       VALUATION AND COMPUTATION SERVICES

          I. BNY shall maintain the following records on a daily basis for each Fund.

                   1. Report of priced portfolio securities

                   2. Statement of net asset value per share

         II. BNY shall prepare on behalf of the Trust all books and records of the Trust as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of BNY's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulation as may be mutually agreed to between the Trust and BNY. Without limiting the generality of the foregoing, BNY will prepare and maintain the following records upon receipt of information in proper form from the Trust or its authorized agents for each Fund:

                    1.     General Ledger

                   2.      General Journal

                    3.     Cash Receipts Journal

                    4.     Cash Disbursements Journal

                   5.      Subscriptions Journal

                   6.      Redemptions Journal

                    7.     Accounts Receivable Reports

                   8.      Accounts Payable Reports

                    9.     Open Subscriptions/Redemption Reports

                   10.     Transaction (Securities) Journal

                   11.     Broker Net Trades Reports

        III. BNY shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker's Ledger) on a semiannual basis for each Fund. Schedule D shall be produced on an annual basis for each Fund.

         The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, the Securities and Exchange Commission and the Trust's Auditors.

         IV. For internal control purposes, BNY uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Fund:

                  1. Securities bought

                  2. Securities sold

                  3. Interest received

                  4. Dividends received

                  5. Capital stock sold

                  6. Capital stock redeemed

                  7. Other income and expenses

         All portfolio purchases for the Trust are recorded to reflect expected maturity value and total cost including any prepaid interest.